Exhibit 3.2(a)

AMENDMENT TO AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

EQUISTAR CHEMICALS, LP

This Amendment (“Amendment”) to Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP (the “Partnership”), dated November 29, 2004 (the “Partnership Agreement”), is made this 30th day of June, 2006, by and among Lyondell LP4 Inc., a Delaware corporation, Lyondell Petrochemical L.P. Inc., a Delaware corporation, Lyondell (Pelican) Petrochemical L.P.1, Inc., a Delaware corporation, and Lyondell LP3 Partners, LP, a Delaware limited partnership (collectively, the “Lyondell Partners”), and Millennium Petrochemicals GP LLC, a Delaware limited liability company, and Millennium Petrochemicals Partners, LP, a Delaware limited partnership (together, the “Millennium Partners”) (the Lyondell Partners and the Millennium Partners collectively referred to herein as the “Partners”).

W I T N E S S E T H:

WHEREAS, the Partners are all of the partners of the Partnership; and

WHEREAS, the Lyondell Partners are contemplating entering into (i) guaranties under which they will guarantee the obligations of their parent, Lyondell Chemical Company (“Lyondell”), under that certain Amended and Restated Credit Agreement dated as of December 16, 2004, as amended, among Lyondell, as borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, as Syndication Agent, and Citicorp USA, Inc., Credit Suisse First Boston and Societe Generale, Co-Documentation Agents (the “Credit Agreement”); and (ii) pledge agreements under which they will pledge their respective assets to secure the obligations of Lyondell under the Credit Agreement; and

WHEREAS, certain provisions of the Partnership Agreement prohibit the Partners from providing guaranties or other credit or financial support and pledging their interests in the Partnership; and

WHEREAS, the Partners now desire to amend the Partnership Agreement to permit any Partner to provide guaranties, pledges and other credit support.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree as follows:

1. Section 8.6(a) of the Partnership Agreement is hereby deleted and the following is substituted, in its entirety, therefor:

“8.6 Loans(a) Other Loans. The Partnership Governance Committee may by Partnership Governance Committee Action authorize the CEO to cause the Partnership to borrow funds from third party lenders. No Partner shall be required, and the Partnership Governance Committee shall not be authorized to require any Partner, to guarantee or to provide other credit or financial support for any loan to the Partnership.”

2. Section 10.1 of the Partnership Agreement is hereby deleted and the following is substituted, in its entirety, therefor:

“10.1 Restrictions on Transfer and Prohibition on Pledge. Except pursuant to Section 11 or the procedures described below in this Section, a Partner shall not, in any transaction or series of transactions, directly or indirectly Transfer all or any part of its Units. A Partner shall not, in any transaction or series of transactions, directly or indirectly Pledge all or any part of its Units or its interest in the Partnership; provided, however, that a Partner may Pledge all (but not less than all) of its Units or its interest in the Partnership to or for the benefit of any one or more Approved Lenders. An “Approved Lender” shall be any bank, insurance company, investment bank or other financial institution or investment fund that is regularly engaged in the business of making loans or participating in syndicatable loan transactions or acquiring debt securities and any person or governmental entity benefiting derivatively from any such Pledge. Neither the term “Transfer” nor the term “Pledge,” however, shall include an assignment by a Partner of such Partner’s right to receive distributions from the Partnership so long as such assignment does not purport to assign any right of such Partner to participate in or manage the affairs of the Partnership, to receive any information or accounting of the affairs of the Partnership, or to inspect the books or records of the Partnership or any other right of a Partner pursuant to this Agreement or the Act. Any attempt by a Partner to Transfer or Pledge all or a portion of its Units in violation of this Agreement shall be void ab initio and shall not be effective to Transfer or Pledge such Units or any portion thereof. Subject to any applicable restrictions imposed by the Amended and Restated Parent Agreement, nothing in this Agreement shall prevent the Transfer or Pledge by the owner thereof of any capital stock, equity ownership interests or other security of a Partner or any Affiliate of a Partner.”

3. Except as modified hereby, the terms and conditions of the Partnership Agreement remain unchanged and in full force and effect and are hereby ratified and confirmed.

4. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute the same instrument.

Executed as of the day and date first above written.

LYONDELL LP3 PARTNERS, LP

By:	LYONDELL LP3 GP, LLC,
General Partner

	By:	Lyondell Chemical Company, sole member

		By:	/s/ Karen A. Twitchell
Karen A. Twitchell Vice President and Treasurer

LYONDELL LP4 INC.

By:	/s/ Karen A. Twitchell
Karen A. Twitchell Vice President and Treasurer

LYONDELL PETROCHEMICAL L.P. INC.

By:	/s/ Karen A. Twitchell
Karen A. Twitchell Vice President and Treasurer

LYONDELL (PELICAN) PETROCHEMICAL L.P. 1, INC.

By:	/s/ Karen A. Twitchell
Karen A. Twitchell Vice President and Treasurer

MILLENNIUM PETROCHEMICALS GP LLC

By:	Millennium Petrochemicals Inc.,
Sole Member

	By:	/s/ Karen A. Twitchell
Karen A. Twitchell Vice President and Treasurer

MILLENNIUM PETROCHEMICALS PARTNERS, LP

By:	Millennium Petrochemicals GP LLC, its General Partner

	By:	Millennium Petrochemicals Inc., its Sole Member

		By:	/s/ Karen A. Twitchell
Karen A. Twitchell Vice President and Treasurer